Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Stat ement No. 333-224935 on Form S-3 and Registration Statement Nos. 33-21680, 33-57117, 333-64170, 333-83251, 333-136071, 333-150781, 333-189086 333-224482 on Form S-8 of our report dated February 24, 2021, relating to the financial statements of Valmont Industries, Inc., and our report dated February 24, 2021 relating to the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 26, 2020.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 24, 2021